UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): September 16, 2011
GAIN CAPITAL HOLDINGS, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-35008	20-4568600

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Bedminster One 135 Route 202/206 Bedminster, New Jersey	07921

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (908) 731-0700

(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.
On September 16, 2011, GAIN Capital Holdings, Inc. (the “Company”) entered into an Amended and Restated Loan and Security Agreement (the “Agreement”) with Silicon Valley Bank (“SVB”), as collateral agent (the “Collateral Agent”) for the lenders listed on Schedule 1.1 of the Agreement (the “Lenders”) and as administrative agent (the “Administrative Agent” and together with the Collateral Agent, the “Agent”) for the Lenders, including, without limitation, SVB and JPMorgan Chase Bank, N.A. (“JPMorgan” and together with SVB, the “Joint Bookrunners”). The Agreement amends and restates, in its entirety, the terms of a Loan and Security Agreement dated as of March 29, 2006, as amended from time to time (the “Original Agreement”), by and among the Company and the Lenders. Capitalized terms not otherwise defined in this Form 8-K have the meanings given to them in the Agreement.
Pursuant to the terms of the Original Agreement, the Lenders previously made a term loan to the Company in an amount equal to $52.5 million (the “Term Loan”). As of September 16, 2011, the outstanding principal balance of the Term Loan was $10.5 million. Under the Agreement, the Company has agreed to continue to repay the Term Loan in 20 equal quarterly installments of principal, which previously commenced on October 1, 2007. Interest is paid monthly and accrues at a floating per annum rate equal to, at the Company’s election, either (i) the prime rate of interest plus 0.5% or (ii) the LIBOR rate plus 3.25%. The maturity date is July 1, 2012.
Pursuant to the terms of the Agreement, the Lenders have agreed to make a revolving line of credit available to the Company in an amount equal to $50 million (the “Revolving Line” and together with the Term Loan, the “Credit Facilities”). Interest accrues at a floating per annum rate equal to, at the Company’s election, either (i) the prime rate of interest or (ii) the LIBOR rate plus 2.5%. The maturity date is September 16, 2014.
The Credit Facilities are secured by a security interest in certain of the Company’s assets, a negative pledge on certain of the Company’s assets and an Unconditional Guaranty dated as of March 29, 2006 (the “Original Guaranty”) from GAIN Holdings, LLC in favor of the Lenders, as amended by a First Amendment to Unconditional Guaranty dated as of September 16, 2011 (the “Amendment to Guaranty” and together with the Original Guaranty, the “Guaranty”).
The terms of the Agreement require the Company and its subsidiaries to meet the following financial tests as of the last day of each quarter, on a consolidated basis:
•
A ratio of EBITDA for the twelve-month period ending on the last day of such quarter to the aggregate amount of the Company’s scheduled principal and interest payments for borrowed money during such twelve-month period of at least 3.0 to 1.0; and

•
A ratio of the aggregate amount of all outstanding principal, interest, fees and other costs arising out of any indebtedness of the Company for borrowed money to EBITDA, for the immediately preceding twelve-month period, of a maximum of 1.50 to 1.0.

The Agreement contains customary representations and warranties, and affirmative and negative covenants for transactions of this type, as well as certain customary events of default. If any Event of Default occurs and is continuing, the Agent may, among other things, declare all amounts payable under the Agreement immediately due and payable.
SVB and JPMorgan and/or their affiliates have provided and may in the future provide commercial banking, investment banking, financial advisory and other services to the Company and its affiliates, for which they have received, or may in the future receive, customary fees and commissions.
The above description of the Agreement is a summary and is qualified in its entirety by reference to the full text of the Agreement, which is filed as Exhibit 10.1 to this Current Report on Form 8-K and incorporated by reference herein.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
As discussed under Item 1.01, the Company has entered into the Agreement. Please see the discussion in Item 1.01, which is incorporated into this Item 2.03 by reference.

Item 9.01.	Financial Statements and Exhibits.
(d) Exhibits

Exhibit No.	Description

10.1	Amended and Restated Loan and Security Agreement, dated as of September 16, 2011, by and among the Company, Silicon Valley Bank, as collateral agent for the lenders listed on Schedule 1.1 of the Agreement and as administrative agent for the Lenders, including, without limitation, SVB and JPMorgan Chase Bank, N.A.

10.2	Unconditional Guaranty, dated as of March 29, 2006, by and among Gain Holdings, LLC, Silicon Valley Bank and JPMorgan Chase Bank, N.A. (Incorporated by reference to Exhibit 10.13 of the Company’s Registration Statement on Form S-1, as amended, No. 333-161632)

10.3	First Amendment to Unconditional Guaranty, dated as of September 16, 2011, by and among Gain Holdings, LLC, the Company, Silicon Valley Bank and JPMorgan Chase Bank, N.A.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GAIN CAPITAL HOLDINGS, INC.
Dated: September 22, 2011	By:	/s/ Henry Lyons
		Name:	Henry Lyons
		Title:	Chief Financial Officer and Treasurer